UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2007
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27876 (Commission File Number)	86-0787377 (IRS Employer Identification No.)

14400 North 87th Street
Scottsdale, Arizona (Address of principal executive offices)	85260-3649 (Zip Code)
(480) 308-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.
SIGNATURES

     This Form 8-K/A amends the Form 8-K of JDA Software Group Inc. (the “Company”) dated March 13, 2007 and filed with the Securities and Exchange Commission on March 19, 2007. That Form 8-K reported under Item 5.02, in part, the award to our executive officers of restricted stock units under a Manugistics integration incentive plan approved by our Board of Directors under our 2005 Performance Incentive Plan (the “2005 Plan”). In order to ensure that the number of shares of our common stock subject to awards in 2007 under the 2005 Plan do not exceed the share limit set forth in Section 5.4 of such plan, the restricted stock unit agreements issued to our executive management will reflect a pro rata reduction in the number of shares potentially subject to such agreements as compared to the number of shares disclosed in the Form 8-K filed on March 19, 2007. This report provides an amended schedule of restricted stock units and amends and restates the prior Item 5.02 disclosure in its entirety in order to correct certain additional immaterial inaccuracies.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On May 16, 2005, the stockholders of the Company adopted the 2005 Plan as part of a revision of the Company’s overall compensation philosophy. The Company adopted this 2005 Plan to, among other things, increase the linkage between executive compensation and corporate performance and to make equity awards based upon achievement by the Company of annual operating goals, primarily net income.
     On August 18, 2006, our Board of Directors approved the Manugistics integration incentive plan under the 2005 Plan, to provide an incentive to further our integration of our acquisition of Manugistics Group, Inc. Members of management were subsequently notified of their participation under this plan in October 2006.
     On March 13, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved awards of restricted stock units to certain employees of the Company, including awards to the executive officers listed below (the “RSU Awards”). The grants were made and sized to encourage employees to successfully integrate the Company’s acquisition of Manugistics Group, Inc., which occurred in the third quarter of 2006.

		Number of
		Restricted Stock
Participant	Title	Units
Hamish N. Brewer	President and Chief Executive Officer	65,905
Kristen L. Magnuson	Executive Vice President and Chief Financial Officer	32,953
Christopher J. Koziol	Chief Operating Officer	46,134
Philip Boland	Senior Vice President, Worldwide Consulting Services	19,772
G. Michael Bridge	Senior Vice President and General Counsel	19,772
Thomas Dziersk	Senior Vice President, Americas	19,772
David R. King	Senior Vice President, Product Development	13,181
Christopher J. Moore	Senior Vice President, Customer Support Solutions	13,181
Jeffrey Kissling	Senior Vice President, Technology Transition	6,665
Wayne J. Usie	Senior Vice President, Retail	6,590
	Total	243,925 [1]

[1]	Lori Mitchell-Keller and Ronald Kubera were also granted RSU Awards on March 13, 2007 as disclosed in the Form 8-K filed on March 19, 2007. Ms. Mitchell-Keller and Mr. Kubera subsequently resigned from the Company effective March 30, 2007 and their awards have been forfeited.

     The closing price of the Company’s common stock on March 13, 2007 was $14.61. Each individual who received an RSU Award is referred to as a “Participant.”
     Each RSU Award represents the right of the Participant to receive, without payment of monetary consideration, on the vesting date, a number of shares of the Company’s common stock equal to the number of units vesting on such date. The RSU Awards are contingently issuable and provide for a combination of vesting based the passage of time and on a sliding scale tied to the Company’s performance in 2007 as compared to Company’s earnings before income tax, depreciation and amortization (“EBITDA”) goal for 2007. The sliding scale requires the Company to meet a minimum performance threshold goal before any RSU Award can be issued and begin to vest, up to a maximum performance threshold goal for 2007, at which point the RSU Awards will begin vesting based on a set vesting schedule.
     The vesting of the RSU Awards are subject to acceleration in full in the event of a change in control of the Company so long as the Participant has been employed by the Company up to the date of the change in control. Generally, upon termination of employment, the vesting of the RSU Awards will cease. The form of 2007 Restricted Stock Unit Agreement and Notice of Grant of Restricted Stock Units for each of these RSU Awards were attached to our Form 8-K filed March 19, 2007 as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. The summaries described herein are qualified in their entirety by the terms and conditions set forth in the form of Restricted Stock Unit Agreement, Notice of Grant of Restricted Stock Units, and 2005 Plan.
     Also on March 13, 2007, the Compensation Committee approved a 2007 cash commission plan for Mr. Dziersk based on the Company’s attainment in 2007 of certain software and hardware revenue targets for the Americas. If the Company meets those targets, Mr. Dziersk will be entitled to receive $275,000, and if the Company exceeds those targets, he will be eligible to receive an additional amount based on the Company’s performance in the Americas not subject to any cap.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDA SOFTWARE GROUP, INC.
	By:	/s/ Kristen L. Magnuson
Kristen L. Magnuson
Date: April 6, 2007		Executive Vice President and Chief Financial Officer